Exhibit 99.1

FOR IMMEDIATE RELEASE	KEITH PFEIL - CHIEF FINANCIAL OFFICER
February 7, 2019	610-729-3947
Keith.Pfeil@cssindustries.com

CSS INDUSTRIES REPORTS FISCAL 2019 THIRD QUARTER RESULTS

Company revises net sales, net income and adjusted EBITDA outlook for fiscal 2019

Third Quarter Summary

•	Net sales of $133.2 million increased 2.0 percent over the prior fiscal year quarter, reflecting the contribution from the Simplicity acquisition, partially offset by lower base business sales.

•	Net loss of $6.8 million included $9.8 million of income tax expense in the quarter primarily related to a non-cash valuation allowance.

•	Adjusted EBITDA of $14.7 million compared to $19.5 million in the prior year quarter, driven primarily by the mix of lower base business volume.

PLYMOUTH MEETING, PA, February 7, 2019 - CSS Industries, Inc. (NYSE: CSS), a leading consumer products company serving the craft, gift and seasonal markets, today announced results for the quarter ended December 31, 2018, representing the third quarter of the Company’s fiscal 2019.

Net sales in the third quarter of fiscal 2019 were $133.2 million, compared to $130.6 million in the third quarter of fiscal 2018, driven by the November 2017 acquisition of the Simplicity Creative Group business (“Simplicity”), which contributed net sales of $22.0 million in the current year quarter, compared to $14.9 million in the prior fiscal year quarter. Excluding Simplicity, net sales in the third quarter of fiscal 2019 were $111.3 million, compared to $115.7 million in the prior year quarter. The decline in base business sales was driven primarily by lower replenishment sales of craft and gift products, partially offset by higher seasonal product sales.

Gross profit was $33.5 million in the quarter, compared to $37.5 million in the prior year quarter, and gross margin was 25.1 percent compared to 28.7 percent in the prior year quarter. The decline in gross profit was driven by the mix impact of lower base business volume, as well as higher manufacturing costs, freight, duties and customer fines related to the reshoring of plastic decorative ribbons from China into our U.S. manufacturing facilities. Adjusted gross profit was $37.6 million for the quarter compared to $42.7 million in the prior year quarter. Adjusted gross margin was 28.1 percent in the quarter compared to 32.7 percent in the prior year quarter. The decline in adjusted gross margin percent for the quarter was driven primarily by the mix of lower volume in our base business replenishment craft and gift products, higher manufacturing costs primarily related to medical expenses and higher freight and distribution expenses not offset by selling price.

Selling, general and administrative (“SG&A”) expenses were $28.7 million in the quarter, compared to $29.1 million in the prior year quarter. The decline was primarily attributable to cost synergies related to the Simplicity acquisition, partially offset by higher integration spending, mainly related to systems and higher expenses due to three months of Simplicity expenses in the current year quarter, versus two months in the prior year quarter, as a result of the timing of the acquisition in the prior year. Excluding Simplicity, SG&A expenses were essentially flat.

Restructuring expenses were $1.1 million in the quarter, primarily attributable to severance expenses resulting from the Company’s ongoing review of its operating structure, as well as higher severance costs associated with our Australia consolidation. The Company had no restructuring expenses in the prior year quarter.

Operating income for the quarter was $3.7 million compared to operating income in the prior year quarter of $8.3 million. Adjusted operating income was $11.2 million compared to $16.7 million in the prior year quarter. Net loss was $6.8 million in the quarter compared to net income of $6.0 million in the prior year quarter. Adjusted net income was $6.5 million, compared to adjusted net income of $11.3 million in the prior year quarter. The diluted net loss per share was $0.77 per share compared to diluted net income per share of $0.65 in the prior year quarter. Adjusted EBITDA was $14.7 million for the current quarter compared to $19.5 million in the prior year quarter.

Strategic Initiatives Update

The Company’s overall strategy is to grow profitable sales and improve return on invested capital (ROIC) through five strategic pillars: defend the base, identify adjacent product categories with a focus on brands, build an omni-channel business model, improve ROIC and build a collaborative “One CSS” culture. Third quarter highlights related to these objectives included:

Debt & Liquidity

•
During the quarter, the Company selected JPMorgan Chase Bank, N.A. (“Chase”) as the administrative agent to lead a new $125 million syndicated asset-based revolving credit facility (the “New ABL Facility”). Asset appraisals and diligence proceedings commenced during the quarter. The Company recently executed a proposal letter with Chase and is in the process of marketing the New ABL Facility with other lenders. We anticipate closing the New ABL Facility during our fiscal fourth quarter. While working to finalize this New ABL facility, we continue to aggressively pay down debt. Our outstanding loan balance at January 31, 2019 was $43.2 million and our cash on hand was $10.9 million.

Cost Savings Initiatives

•
The Company completed the first phase of its ongoing management project focused on refinements to its core operating structure. The outcome of the first phase resulted in action plans implemented in January 2019, which are expected to drive approximately $1 million of savings to our fiscal fourth quarter and are expected to generate approximately $4 million in savings on an annualized basis. Additional efforts are being undertaken related to this initiative to increase ongoing annualized savings by approximately $1 million to $2 million as we conclude our fourth quarter and enter fiscal 2020. The total phase one savings from this initiative is expected to be in the range of $4 million to $6 million annually.

•
The Company has engaged a second phase of its management project to further evaluate alignment around our operating structure and product life cycle management. The goal of this phase is to simplify processes across the organization, and to define more clearly the drivers of profitability within our base business. This project will occur during our fiscal fourth quarter and upon its completion, it is expected to generate annualized run rate savings of $8 million to $12 million, as well as approximately $8 million to $10 million of working capital improvements. It is expected that the action steps resulting from this project will be implemented in a phased approach starting in fiscal 2020. Taken together, the phase one and two cost savings initiatives have the potential to generate $12 million to $18 million in annualized savings, as well as to generate $8 million to $10 million of working capital improvements.

Building Omni-Channel Capabilities

•
To offset declining sales to our brick and mortar customers, we are aggressively pursuing and investing in strategies which will expand our direct-to-consumer presence through our omni-channel initiatives. Key initiatives set to launch over the next twelve months include:

◦
A new direct to consumer gift subscription service called, “Confetti Collection™”, which will incorporate a broad assortment of CSS products and further illustrates to consumers the vast array of products designed and offered by the Company.

◦	An expected summer 2019 launch of a new mobile sewing app called, “Sew the Look™”, which is aimed at driving higher online sales of our vast portfolio of sewing patterns.

◦
Expanded investment in downloadable sewing patterns, allowing consumers to shop our digital catalog online and provide them with the ability to easily print sewing patterns in the comfort and convenience of their own home.

◦
Expanded investment in digitizing our substantial McCall and Simplicity archives of artwork, fashion and pattern art, which will drive additional commercialization for new, exciting product lines, such as our Simplicity Vintage™ line.

“Our business did not perform as expected in our third fiscal quarter and we are disappointed with our results,” commented Christopher J. Munyan, President and Chief Executive Officer. “Though seasonal sales were in-line with expectations, our replenishment craft and gift businesses did not achieve expectations. The impact of those lower replenishment volumes along with higher manufacturing costs, resulted in an overall decline in adjusted EBITDA. Despite that, we continue to see integration synergies from our previously announced initiatives related to the combination of the Simplicity and McCall businesses, and we are encouraged that our ongoing management projects will drive enhanced profitability as we move ahead.”

The following is a summary of net sales by product category (not adjusted) (dollars in thousands):

	Quarter Ended December 31,
	2018	2017	Change
Craft	$39,764	$36,428	9.2%
Gift	29,543	33,997	(13.1)%
Seasonal	63,924	60,217	6.2%
	$133,231	$130,642	2.0%

Craft

Our core products within the craft category include sewing patterns, ribbons, trims, buttons, and kids crafts. These products are sold to mass market and specialty retailers on a replenishment basis.

Craft net sales increased 9.2 percent in the quarter compared to the prior year fiscal quarter, driven by the contribution of the Simplicity acquisition. Excluding sales from the Simplicity business, net sales decreased $3.7 million or -17.2 percent in the quarter, driven by lower button sales as the result of a customer not repeating a program reset, which occurred in the prior year quarter, as well as lower replenishment sales of ribbon as compared to the prior year quarter at a major mass retailer and also a leading craft chain.

Gift

The Company defines the gift product category as products which are designed to celebrate certain life events or special occasions, with a focus on packaging items, such as ribbons, bows, bags and wrap, as well as stationery, baby gift items, and party and entertaining products. Products in this category are generally ordered on a replenishment basis throughout the year.

Gift net sales decreased 13.1 percent versus the prior year quarter, due to lower replenishment sales of social giftable products, journals, and, as a result of a program loss with a major retailer, infant goods. The lower sales of these goods were driven mainly by sales declines in the mass and specialty channels.

Seasonal

The Company defines the seasonal product category as products sold to mass-market retailers for holidays and seasonal events, including Christmas, Valentine’s Day and Easter. Sales and production forecasts for these products are known well in advance of shipment. The seasonal nature of this business has historically resulted in lower sales levels in the first and fourth quarters, and higher sales levels in the second and third quarters.

Seasonal net sales increased 6.2 percent versus the prior year quarter, driven primarily by the later timing of Christmas ribbon and bow shipments and higher sales of school products, driven by new placement at a major retailer, partially offset by lower sales of Valentine’s Day products. The later timing of Christmas ribbon and bow sales relates directly to the re-shoring of production of certain ribbon and bow products as a result of our currently pending trade remedy petitions relating to plastic decorative ribbon imported from China. The lower sales of Valentine’s Day products are driven by retailer buydowns.

Balance Sheet and Cash Flow

The Company ended the quarter with $18.9 million of cash and cash equivalents compared to $30.3 million at the end of the prior year quarter. The lower balance was primarily due to higher spending related to acquisition integration efforts and lower levels of income within our base business. Inventory decreased to $94.9 million from $110.8 million at the end of the prior year quarter, primarily related to lower fair value step-up adjustments related to McCall and Simplicity inventories. Excluding the effect of the lower stepped-up inventory, inventory levels are essentially flat. Accounts receivable was in-line to prior year, decreasing $1.0 million to $119.6 million from $120.6 million in the prior year quarter. Assets held for sale increased $2.5 million versus the prior year quarter and represents a facility located in Havant, England. This asset was placed for sale as a result of the previously announced Simplicity and McCall UK office consolidation. Accounts payable increased to $36.7 million compared to $27.6 million in the prior year quarter, driven by improved working capital management. The Company ended the quarter with $59.0 million in total debt, of which $40.0 million relates to borrowings associated with the acquisition of Simplicity, $0.3 million related to McCall capital leases and $18.7 million relates to borrowings associated with funding our seasonal working capital build.

Cash used for operating activities was $34.5 million for the nine months compared to $10.4 million in the first nine months of the prior fiscal year. Cash from operating activities included $6.4 million of pre-tax cash acquisition and integration related costs compared to $4.0 million in the prior year. Cash used for investing activities included $2.5 million for our June 2018 acquisition of the assets of Fitlosophy, Inc. and $2.5 million relating to the final payment for our Simplicity acquisition. Capital expenditures for the nine months were $7.8 million, compared to $4.0 million in the first nine months of the prior fiscal year. The increased investment is driven by capital spending related to system enhancements to further streamline and improve our information technology environment.

Outlook

The Company is adjusting its outlook for fiscal 2019 full year net sales, net income and adjusted EBITDA to reflect ongoing erosion within its replenishment craft and gift businesses.

The Company now expects net sales for its fiscal 2019 to be in the range of $390 million to $400 million, resulting in year over year growth of 8 percent to 11 percent. The driver of the growth will be the full year impact of the Simplicity acquisition, partially offset by a decline in the Company’s base business.

For the full year, we expect an adjusted tax rate of approximately -40.0 percent, reflective of the effect of our pretax net loss and the valuation allowance recorded in the third quarter.

Net loss outlook is revised and is now expected to be in the range of $29.0 million to $31.4 million compared to a net loss of $36.5 million in fiscal 2018. The increase from our previously provided guidance of a net loss of $10.2 million to $12.5 million is driven mainly by the mix of lower sales volume, higher manufacturing costs, additional restructuring expenses and the non-cash tax valuation allowance.

Adjusted EBITDA for fiscal 2019 is now expected to be in the range of $21 million to $23 million compared to $24.3 million in fiscal 2018. Our previous fiscal 2019 adjusted EBITDA guidance was in the range of $26 million to $29 million. The expected decline in adjusted EBITDA reflects continued erosion in base business sales and the resulting impact to earnings, partially offset by the full year contribution of Simplicity sales, acquisition integration synergies and operating expense reductions within the base business.

“Our core businesses continue to be adversely affected by the changing dynamic of retail, especially within brick and mortar retail stores”, commented Mr. Munyan. “To offset this, we will continue with additional phases of our management project to identify operational efficiencies and maximize savings potentials across our core business, while finalizing the integration efforts around the Simplicity acquisition. These, coupled with continued investment within our omni-channel initiatives, will help to stem the likely continued erosion of our base brick and mortar sales. The actions identified will drive enhanced profitability in our fiscal fourth quarter, while also laying the groundwork for success in fiscal 2020. In the near term, we will focus on cost cutting efforts, working capital improvements and aggressive debt paydown, which will strengthen our balance sheet, drive enhanced profitability and improve free cash flow looking ahead.”

The Company will hold a conference call for investors on February 8, 2019 at 8:30 a.m. ET. The call can be accessed in the following ways:

•
By telephone: For both “listen-only” participants and those participants who wish to take part in the question-and-answer portion of the call, the dial-in number in the United States is (844) 458-8735, and for international callers, the dial-in number is (647) 253-8639. The conference ID for all callers is 2723959.

•	By webcast: https://investors.cssindustries.com. The webcast will be archived for those unable to participate live.

About CSS Industries, Inc.

CSS is a creative consumer products company, focused on the craft, gift and seasonal categories. For these design-driven categories, we engage in the creative development, manufacture, procurement, distribution and sale of our products with an omni-channel approach focused primarily on mass market retailers. Our core products within the craft category include sewing patterns, ribbons, trims, buttons, and kids crafts. For the gift category, our core products are designed to celebrate certain life events or special occasions, with a focus on packaging items, such as ribbons, bows, bags and wrap, as well as stationery, baby gift items, and party and entertaining products. For the seasonal category, we focus on holiday gift packaging items including ribbons, bows, bags, tags and gift card holders, in addition to specific holiday-themed decorations and activities, including Easter egg dyes and Valentine’s Day classroom exchange cards. In keeping with our corporate mission, all of our products are designed to help make life memorable.

Forward-looking Statements
This press release includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including, among others, statements related to the Company’s: overall strategy and its five strategic pillars; expectations regarding the New ABL Facility; expectation to continue paying down debt; expected future savings and enhanced profitability from the recently completed and planned future management projects; future investment in omni-channel and other initiatives and the benefits expected to be derived therefrom, including an expanded direct-to-consumer presence and a stemming of expected continued erosion of base sales to brick and mortar customers; expected future continuation of integration synergies from the combination of the Simplicity and McCall businesses; the amount of net sales, net loss and adjusted EBITDA expected to be generated in fiscal 2019; expected adjusted tax rate for fiscal 2019; expected enhanced profitability in the Company’s fiscal fourth quarter; expectations for future cost cutting, working capital improvements and debt repayment; and expectations regarding future balance sheet strength, future enhanced profitability, and future improved free cash flow.

Forward-looking statements are based on the beliefs of the Company’s management as well as assumptions made by and information currently available to the Company’s management as to future events and financial performance with respect to the Company’s operations. Forward-looking statements speak only as of the date made. The Company undertakes no obligation to update any forward-looking statements to reflect the events or circumstances arising after the date as of which they were made. Actual events or results may differ materially from those discussed in forward-looking statements as a result of various factors, including without limitation, risks associated with the Company’s overall strategy and its five strategic pillars, including the risk that the Company may not successfully execute on its strategy and the risk that execution of the strategy will not yield favorable results; risks associated with the New ABL Facility, including the risk that the Company may not close on such facility within the currently expected timeframe, or at all; risks associated with management projects, including the risk that anticipated future savings may not be realized in the amounts currently expected, or at all; risks associated with omni-channel and other initiatives, including the risk that expected the benefits from such initiatives may not be realized; risks associated with restructuring and integration initiatives, including the risk that expected future savings and/or synergies will not be realized in the amounts currently expected, or at all; inherent uncertainties associated with forecasting future net sales, net loss, adjusted EBITDA, and adjusted tax rate; execution risks that may impact the Company’s ability to achieve the levels of net sales, net loss, adjusted EBITDA currently forecasted for fiscal 2019; risks associated with the Company’s previously announced plan to exit a product line and restructure the specialty gift product line; risks associated with the recent consolidation of certain operations in the United Kingdom and Australia; risks associated with the base business, including the risk that currently forecasted base business sales may not be achieved; general market and economic conditions; increased competition (including competition from foreign products which may be imported at less than fair value and from foreign products which may benefit from foreign governmental subsidies); information technology risks, such as cyber attacks and data breaches; increased operating costs, including labor-related and energy costs and costs relating to the imposition or retrospective application of duties on imported products; currency risks and other risks associated with international markets; risks associated with acquisitions, including difficulties identifying and evaluating suitable acquisition opportunities, acquisition integration costs and the risk that the Company may not be able to integrate and derive the expected benefits and synergies from acquisitions; the risk that customers may become insolvent, may delay payments or may impose deductions or penalties on amounts owed to the Company; costs of compliance with governmental regulations and government investigations; liability associated with noncompliance with governmental regulations, including regulations pertaining to the environment, Federal and state employment laws, and import and export controls and customs laws; uncertainties associated with projecting the impact on the Company of new tariffs on products imported from China; and other factors described more fully in the Company’s annual report on Form 10-K and elsewhere in the Company’s filings with the Securities and Exchange Commission. As a result of these factors, readers are cautioned not to place undue reliance on any forward-looking statements included herein or that may be made elsewhere from time to time by, or on behalf of, the Company.

CSS’ consolidated results of operations for the three- and nine months ended December 31, 2018 and 2017, condensed consolidated balance sheets as of December 31, 2018, March 31, 2018 and December 31, 2017, and condensed consolidated statements of cash flows for the nine months ended December 31, 2018 and 2017 follow:

CSS INDUSTRIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
Unaudited
(in thousands, except per share data)

	Three Months Ended December 31,		Nine Months Ended December 31,
	2018	2017	2018	2017

Net sales	$133,231	$130,642	$310,259	$280,363
Cost of sales	99,768	93,183	240,468	204,417
Gross profit	33,463	37,459	69,791	75,946
Selling, general and administrative expenses	28,718	29,138	85,995	73,116
Restructuring expenses	1,050	—	3,177	—
Impairment of goodwill	—	—	1,390	—
Operating income (loss)	3,695	8,321	(20,771)	2,830
Interest expense, net	784	344	1,480	337
Other expense (income), net	(154)	99	(437)	(229)
Income (loss) before income taxes	3,065	7,878	(21,814)	2,722
Income tax expense	9,835	1,926	8,342	821
Net income (loss)	$(6,770)	$5,952	$(30,156)	$1,901

Weighted average shares outstanding:
Basic	8,845	9,116	9,007	9,105
Diluted	8,845	9,157	9,007	9,142

Net income (loss) per common share:
Basic	$(0.77)	$0.65	$(3.35)	$0.21
Diluted	$(0.77)	$0.65	$(3.35)	$0.21

CSS INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
Unaudited
(in thousands)

	December 31, 2018	March 31, 2018	December 31, 2017
Assets
Current assets:
Cash and cash equivalents	$18,917	$58,560	$30,297
Accounts receivable, net	119,600	63,083	120,613
Inventories	94,902	102,436	110,762
Asset held for sale	2,514	—	—
Prepaid expenses and other current assets	12,445	11,962	11,508
Total current assets	248,378	236,041	273,180
Property, plant and equipment, net	49,407	52,126	51,468
Deferred income taxes	—	10,439	—
Goodwill	—	—	26,070
Intangible assets, net	55,200	57,029	63,350
Other assets	10,288	9,553	8,644
Total assets	$363,273	$365,188	$422,712

Liabilities and Stockholders' Equity
Current liabilities:
Short-term borrowings	$58,695	$—	$48,431
Current portion of long-term debt	305	228	313
Accounts payable	36,658	20,581	27,618
Accrued payroll and other compensation	8,513	11,496	8,425
Accrued customer programs	16,501	12,284	13,517
Accrued income taxes	—	—	805
Accrued other liabilities	19,404	14,751	18,683
Total current liabilities	140,076	59,340	117,792
Long-term debt, net of current portion	16	40,228	285
Deferred income taxes	1,189	1,639	884
Other long-term obligations	7,800	10,286	11,019
Stockholders' equity	214,192	253,695	292,732
Total liabilities and stockholders' equity	$363,273	$365,188	$422,712

CSS INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
Unaudited
(in thousands)

	Nine Months Ended December 31,
	2018	2017
Cash flows from operating activities:
Net income (loss)	$(30,156)	$1,901
Adjustments to reconcile net income (loss) to net cash used for operating activities:
Depreciation and amortization	10,264	7,125
Amortization of inventory step-up	9,830	12,237
Accretion of asset retirement obligation	95	20
Accretion of contingent earn-out consideration	44	—
Accretion of investment discount	—	(69)
Impairment of plant, property and equipment	1,398	—
Impairment of goodwill	1,390	—
Provision for accounts receivable allowances	4,386	2,977
Deferred tax (benefit) provision	10,050	(3,555)
Share-based compensation expense	1,694	1,386
Loss (gain) on sale or disposal of assets	4	(14)
Changes in assets and liabilities, net of effects of purchase of a business	(43,512)	(32,413)
Net cash used for operating activities	(34,513)	(10,405)
Cash flows from investing activities:
Maturities of investment securities	—	20,000
Final payment of purchase price for a business previously acquired	(2,500)	—
Purchase of a business	(2,500)	(65,228)
Purchase of property, plant and equipment	(7,757)	(3,964)
Purchase of company owned life insurance policy	(750)	(750)
Proceeds from sale of fixed assets	—	14
Net cash used for investing activities	(13,507)	(49,928)
Cash flows from financing activities:
Borrowings on notes payable	33,695	78,781
Payments on notes payable	(15,000)	(30,350)
Payments on long-term debt	(136)	(200)
Dividends paid	(5,401)	(5,469)
Purchase of treasury stock	(4,372)	—
Proceeds from exercise of stock options, net of tax withholdings	—	201
Payment of financing transaction costs	(425)	—
Net cash provided by financing activities	8,361	42,963
Effect of exchange rate changes on cash	16	(26)
Net decrease in cash and cash equivalents	(39,643)	(17,396)
Cash and cash equivalents at beginning of period	58,560	47,693
Cash and cash equivalents at end of period	$18,917	$30,297

CSS Industries, Inc.
Reconciliation of Certain Non-GAAP Measures
(Unaudited)
(in thousands, except per share amounts)
In addition to the results reported in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”) in this release, the Company has provided certain non-GAAP financial information, specifically adjusted diluted income (loss) per share, adjusted EBITDA, adjusted net sales, adjusted gross profit, adjusted gross margin %, adjusted operating income (loss), adjusted operating income (loss) % and adjusted net income (loss). These measures are non-GAAP metrics that exclude various items that are detailed in the accompanying financial tables reconciling U.S. GAAP results to non-GAAP results that are included in this release. We also present free cash flow, which we define as net cash provided by operating activities minus purchases of property, plant and equipment as shown in the consolidated statement of cash flows. Management believes that the presentation of these non-GAAP financial measures provides useful information to investors because the information may allow investors to better evaluate ongoing business performance and certain components of the Company’s results. In addition, the Company believes that the presentation of these financial measures enhances an investor’s ability to make period to period comparisons of the Company’s operating results. The presentation of our non-GAAP measures is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with U.S. GAAP. The Company has reconciled the non-GAAP information included in this release to the nearest U.S. GAAP measures, as required under the rules of the Securities and Exchange Commission regarding the use of non-GAAP financial measures.
The following provides a listing of approved adjustments related to non-GAAP measures, as defined by the CSS Board of Directors:

•	Acquisition inventory step-up amortization

•	Adjustments related to contingent payments associated with an acquisition or disposition

•	Asset write-downs or write-ups

•	Costs and expenses related to Board-approved actions

•	Gain or loss associated with an acquisition or divestiture of a business or assets

•	Material restructuring costs, plant or facility closures or consolidations including headcount reductions

•
Post-closing acquisition and disposition costs and expenses (within 2 years of transaction), such as systems integration projects, consulting, accounting, severance or stay bonuses, lease amendments or terminations and other transaction related non-recurring costs

•	Third party acquisition and disposition transaction costs and expenses, such as investment banker, legal, accounting and due diligence fees and expenses

•	Unusual or extraordinary legal expenses

	Three Months Ended December 31,		Nine Months Ended December 31,
	2018	2017	2018	2017
Diluted income (loss) per share	$(0.77)	$0.65	$(3.35)	$0.21
Inventory step-up amortization	0.11	0.57	1.09	1.34
Inventory and licensing write-down related to product line exit	(0.02)	—	0.18	—
Goodwill impairment	—	—	0.15	—
Restructuring expenses	0.12	—	0.35	—
Acquisition costs, integration and other	0.23	0.31	0.71	0.44
Legal settlements	—	—	—	(0.01)
Impact of trade remedy petitions and reshoring certain manufacturing from China (1)	0.41	0.03	0.45	0.03
Tax impact on adjustments (2)	(0.20)	(0.33)	(0.70)	(0.65)
Tax impact - discrete item (3)	0.86	—	0.84	—
Adjusted diluted income (loss) per share	$0.74	$1.23	$(0.28)	$1.36

CSS Industries, Inc.
Reconciliation of Certain Non-GAAP Measures
(Unaudited)
(in thousands)

	Three Months Ended December 31,		Nine Months Ended December 31,
	2018	2017	2018	2017
Net income (loss)	$(6,770)	$5,952	$(30,156)	$1,901
Interest expense, net	784	344	1,480	337
Other expense (income), net	(154)	99	(437)	(229)
Income tax expense	9,835	1,926	8,342	821
Depreciation and amortization	3,543	2,879	10,264	7,125
Inventory step-up amortization	941	5,209	9,830	12,237
Inventory and licensing write-down related to product line exit	(160)	—	1,612	—
Goodwill impairment	—	—	1,390	—
Restructuring expenses	1,050	—	3,177	—
Acquisition costs, integration and other	2,023	2,880	6,413	4,000
Legal settlements	—	—	—	(110)
Impact of trade remedy petitions and reshoring certain manufacturing from China (1)	3,646	251	3,987	305
Adjusted EBITDA	$14,738	$19,540	$15,902	$26,387

Net sales	$133,231	$130,642	$310,259	$280,363
Impact of trade remedy petitions and reshoring certain manufacturing from China (1)	639	—	639	—
Adjusted net sales	$133,870	$130,642	$310,898	$280,363

Gross profit	$33,463	$37,459	$69,791	$75,946
Gross margin %	25.1%	28.7%	22.5%	27.1%
Inventory step-up amortization	941	5,209	9,830	12,237
Inventory and licensing write-down related to product line exit	(160)	—	1,612	—
Acquisition costs, integration and other	124	—	1,107	—
Impact of trade remedy petitions and reshoring certain manufacturing from China (1)	3,183	—	3,183	—
Adjusted gross profit	$37,551	$42,668	$85,523	$88,183
Adjusted gross margin %	28.1%	32.7%	27.5%	31.5%

Operating income (loss)	$3,695	$8,321	$(20,771)	$2,830
Operating income (loss) %	2.8%	6.4%	(6.7)%	1.0%
Inventory step-up amortization	941	5,209	9,830	12,237
Inventory and licensing write-down related to product line exit	(160)	—	1,612	—
Goodwill impairment	—	—	1,390	—
Restructuring expenses	1,050	—	3,177	—
Acquisition costs, integration and other	2,023	2,880	6,413	4,000
Legal settlements	—	—	—	(110)
Impact of trade remedy petitions and reshoring certain manufacturing from China (1)	3,646	251	3,987	305
Adjusted operating income (loss)	$11,195	$16,661	$5,638	$19,262
Adjusted operating income (loss) %	8.4%	12.8%	1.8%	6.9%

CSS Industries, Inc.
Reconciliation of Certain Non-GAAP Measures
(Unaudited)
(in thousands)

	Three Months Ended December 31,		Nine Months Ended December 31,
	2018	2017	2018	2017
Net income (loss)	$(6,770)	$5,952	$(30,156)	$1,901
Inventory step-up amortization	941	5,209	9,830	12,237
Inventory and licensing write-down related to product line exit	(160)	—	1,612	—
Goodwill impairment	—	—	1,390	—
Restructuring expenses	1,050	—	3,177	—
Acquisition costs, integration and other	2,023	2,880	6,413	4,000
Legal settlements	—	—	—	(110)
Impact of trade remedy petitions and reshoring certain manufacturing from China (1)	3,646	251	3,987	305
Tax impact on adjustments (2)	(1,800)	(3,003)	(6,338)	(5,916)
Tax impact - discrete item (3)	7,573	—	7,573	—
Adjusted net income (loss)	$6,503	$11,289	$(2,512)	$12,417
(1) The Company's results include non-recurring costs related to the filing of trade remedy petitions with the U.S. International Trade Commission and the U.S. Department of Commerce and the strategic decision to reshore plastic decorative ribbon manufacturing to the U.S. from China in fiscal 2019. These costs include customer fines and penalties, which are reflected as a reduction to our net sales; increased freight costs, direct and indirect labor variances, and duties which are reflected as cost of goods sold; and professional fees for legal and economist support in connection with our petitions, which are reflected as selling, general and administrative expenses.
(2) Tax impact determined using combined federal and state statutory rates of 24% and 36% for the three- and nine month periods ended December 31, 2018 and three- and nine month periods ended December 31, 2017, respectively.
(3) Tax impact of recognizing a full valuation allowance for U.S. net deferred tax assets in the three month period ended December 31, 2018.

The following table sets forth a reconciliation of free cash flow, a non-GAAP financial measure, to net cash used for operating activities, which we believe to be the most directly comparable GAAP financial measure.

	Three Months Ended December 31,		Nine Months Ended December 31,
	2018	2017	2018	2017
Net cash provided by (used for) operating activities	$11,308	$23,757	$(34,513)	$(10,405)
Purchase of property, plant and equipment	(1,866)	(1,943)	(7,757)	(3,964)
Free cash flow	$9,442	$21,814	$(42,270)	$(14,369)

CSS Industries, Inc.
Adjusted EBITDA Guidance
Non-GAAP Reconciliation
(Unaudited)
(in millions)
FY 2019
Net (loss) income	($31.4) - ($29.0)
Income tax expense	8.6 - 8.2
Interest expense	1.8
Other income	(0.6)
Depreciation and amortization	14.0
Inventory step-up amortization	10.7
Inventory and licensing write-down related to product line exit	1.6
Goodwill impairment	1.4
Acquisition costs, integration and other	10.9
Impact of trade remedy petitions and reshoring certain manufacturing from China (1)	4.0
Adjusted EBITDA	$21.0 - $23.0